Exhibit 4.1
FIRST SUPPLEMENTAL INDENTURE
     FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of June 30, 2007, between TE Products Pipeline Companies, LLC, a Texas limited liability company (“TE Products”), and The Bank of New York Trust Company, N.A., a national association, as successor trustee to The Bank of New York, as trustee under the indenture referred to below (in such capacity, the “Trustee”).
WITNESSETH:
     WHEREAS, TE Products Pipeline Company, Limited Partnership, a Texas limited partnership (formerly a Delaware limited partnership, the “Company”), has heretofore executed and delivered to the Trustee an Indenture dated as of January 27, 1998 (the “Indenture”), providing for the Company’s issuance of two series of Securities known as the Company’s 6.45% Senior Notes due 2008 and its 7.51% Senior Notes due 2028 and other Securities in one or more series unlimited as to principal amount;
     WHEREAS, pursuant to an Agreement and Plan of Merger dated as of June 30, 2007, between the Company and TE Products, the Company is, concurrently with the execution and delivery of this First Supplemental Indenture, merging with and into TE Products (the “Merger”), TE Products being the surviving company and retaining the name “TE Products Pipeline Company, LLC;”
     WHEREAS, Section 801(1) of the Indenture provides that TE Products, as the surviving company of the Merger, is required to expressly assume, by an indenture supplemental to the Indenture, the due and punctual payment of the principal of and any premium and interest on all the Securities and the performance or observance of every covenant of the Indenture on the part of the Company to be performed or observed;
     WHEREAS, Section 901(1) of the Indenture permits the execution of supplemental indentures without the consent of any Holders to evidence the succession of another Person to the Company and the assumption by any such successor of the covenants of the Company in the Indenture and in the Securities;
     WHEREAS, pursuant to the foregoing authority, TE Products proposes, in and by this First Supplemental Indenture, to supplement and amend the Indenture;
     WHEREAS, all things necessary to make this First Supplemental Indenture a valid agreement of TE Products, in accordance with its terms, have been done;
     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, TE Products and the Trustee mutually covenant and agree for the equal and proportionate benefit of the Holders of the Securities, as follows:
     1. Capitalized Terms. Capitalized terms used herein and not defined herein shall have the meaning ascribed to them in the Indenture.

     2. Succession by Merger. As of the effective time of the Merger, (i) TE Products shall become the successor to the Company for all purposes of the Indenture, (ii) TE Products hereby expressly assumes the due and punctual payment of the principal of and any premium and interest on all the Securities and the performance or observance of every covenant of the Indenture on the part of the Company to be performed or observed and (iii) the Company shall be relieved of all obligations and covenants under the Indenture and the Securities. References in the Indenture to the term “General Partner” shall hereafter be deemed to refer to the “Manager” of TE Products, as such term is defined and used in the organizational documents of TE Products, or any other Person of a position comparable thereto as provided in such documents; provided, however, that such Manager or any other such comparable Person is not a general partner of TE Products and, accordingly, that provisions applicable to the “General Partner” in the Indenture in its capacity as, and as a result of, its status as a general partner of a limited partnership shall cease to be applicable.
     3. Ratification. The Indenture and the Securities, as hereby amended and supplemented, are ratified and confirmed in all respects and shall continue to be in full force and effect. From and after the date hereof, this First Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby.
     4. NEW YORK LAW TO GOVERN. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
     5. Counterparts. The parties may sign any number of counterparts of this Supplemental Indenture, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.
     6. Effect of Headings. The headings herein are for convenience only and shall not affect the construction hereof.

     IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the day and year first above written.

TE PRODUCTS PIPELINE COMPANY, LLC

`	By	TEPPCO GP, Inc., Its Manager

	By:	/s/ William G. Manias

Name: William G. Manias
Title: Vice President and Chief Financial Officer

THE BANK OF NEW YORK TRUST COMPANY, N.A., as Trustee

	By:	/s/ Alma Marcella Burgess

Name: Alma Marcella Burgess
Title: Assistant Vice President

Signature Page to First Supplemental Indenture